Exhibit 2.5

SALE AND PURCHASE AGREEMENT

dated March 15, 2016

among

Laureate International B.V., Barbara Strozzilaan 201, 1083 HN Amsterdam, The Netherlands,

(the “Seller”)

and

Graduate S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 25, rue Philippe II, L-2340 Luxembourg, Grand Duchy of Luxembourg, in process of registration with the Luxembourg register of commerce and companies (R.C.S. Luxembourg)

(the “Buyer”)

(The Seller and the Buyer being collectively referred to as the “Parties” and each a “Party”)

regarding the sale and purchase of 100% of the shares of

Gesthôtel Sàrl

(“Gesthôtel” or the “Company”)

Index

1.	Definitions			- 6 -
2.	Sale and purchase of Shares			- 13 -
	2.1.	Object of sale		- 13 -
	2.2.	Purchase Price		- 13 -
		2.2.1	Composition of Purchase Price	- 13 -
	2.3.	Payment of the Estimated Purchase Price and Purchase Price Adjustment		- 13 -
	2.4.	Pre-Closing Reorganization Transactions and debt restructuring		- 14 -
	2.5.	Closing Statement		- 14 -
	2.6.	Purchase Price Adjustment		- 15 -
	2.7.	Appraiser		- 15 -
3.	Closing			- 17 -
	3.1.	Date and place of Closing		- 17 -
	3.2.	Conditions precedent to Closing		- 17 -
		3.2.1	Conditions to the obligations of each Party	- 17 -
		3.2.2	Conditions to the obligations of Buyer	- 17 -
		3.2.3	Non fulfilment	- 18 -
		3.2.4	Right of termination	- 18 -
	3.3.	Closing Deliveries		- 19 -
		3.3.1	Deliveries of Seller	- 19 -
		3.3.2	Deliveries of Buyer	- 19 -
		3.3.3	Signing of the transfer deed relating to the Jewel Share	- 20 -
		3.3.4	Single transaction	- 20 -
4.	Transfer of benefits and risks / management responsibility			- 20 -
5.	Access to information and Group companies pre-Closing			- 20 -
6.	Representations and Warranties of Seller			- 20 -
	6.1.	General		- 20 -
	6.2.	Existence — Authorisation of Agreement		- 21 -
	6.3.	Consent		- 21 -
	6.4.	No Bankruptcy		- 21 -
	6.5.	No Conflict		- 21 -
	6.6.	Corporate matters		- 22 -
		6.6.1	General	- 22 -

		6.6.2	Ownership	- 22 -
		6.6.3	Group structure	- 22 -
		6.6.4	Capital structure	- 22 -
	6.7.	Financial Statements and Combined Financial Statements		- 23 -
		6.7.1	Financial Statements	- 23 -
	6.8.	Insurance		- 24 -
	6.9.	Litigation		- 25 -
	6.10.	Taxes		- 25 -
	6.11.	Employment		- 25 -
	6.12.	Real estate		- 26 -
	6.13.	Intellectual property and IT systems		- 27 -
	6.14.	Sufficiency of assets		- 27 -
	6.15.	Anti-bribery		- 27 -
	6.16.	Material contracts		- 28 -
	6.17.	Compliance		- 28 -
	6.18.	Permits		- 29 -
	6.19.	Conduct of business since December 31, 2015		- 29 -
	6.20.	Related third party transactions		- 30 -
	6.21.	Effect of the Transaction		- 30 -
7.	Representations and Warranties of Buyer			- 31 -
	7.1.	General		- 31 -
	7.2.	Corporate matters		- 31 -
	7.3.	Authorisation of Agreement		- 31 -
	7.4.	Consent		- 31 -
	7.5.	No Bankruptcy		- 32 -
	7.6.	No Conflict		- 32 -
	7.7.	Funds		- 32 -
8.	Seller’s and Buyer’s Covenants			- 32 -
	8.1.	Conduct of business between Signing Date and Closing Date		- 32 -
	8.2.	Discharge of Directors		- 33 -
	8.3.	Drafting of Closing memorandum		- 33 -
	8.4.	Insurance policies		- 33 -
	8.5.	Service Level Agreements		- 33 -
	8.6.	Accreditations and authorizations (NEASC, IBHE, QAA)		- 34 -
	8.7.	QAA		- 34 -
	8.8.	IBHE		- 34 -
	8.9.	Regularization of certain Intellectual Property Rights		- 35 -
	8.10.	2015 Statutory Audited Financial Statements		- 35 -

	8.11.	Non-compete & non-solicitation		- 35 -
	8.12.	Agents		- 36 -
	8.13.	Co-branded programs		- 36 -
	8.14.	Pre-Closing Reorganisation Transactions		- 36 -
	8.15.	Tax degrouping		- 37 -
	8.16.	Preservation of records		- 37 -
	8.17.	No use of the brand “Laureate”		- 37 -
	8.18.	No use of the brands “Glion” and “Les Roches”		- 37 -
	8.19.	Cooperation		- 37 -
9.	Remedies			- 38 -
	9.1.	Remedies of Buyer		- 38 -
		9.1.1	Principle	- 38 -
		9.1.2	Indemnification Notice and litigation	- 38 -
		9.1.3	Limitations in time	- 38 -
		9.1.4	Limitations on the amount	- 39 -
		9.1.5	Limitations	- 39 -
		9.1.6	Other limitations	- 39 -
		9.1.7	Third party claims	- 40 -
		9.1.8	Payment	- 41 -
		9.1.9	Miscellaneous	- 42 -
	9.2.	Remedies of Seller		- 42 -
10.	Miscellaneous			- 42 -
	10.1.	Confidentiality		- 42 -
	10.2.	Public Announcements		- 43 -
	10.3.	Notices		- 43 -
	10.4.	Waiver		- 44 -
	10.5.	Entire Agreement / incorporation by reference / amendment		- 44 -
	10.6.	Severability		- 44 -
	10.7.	No assignment — authorized substitution		- 45 -
	10.8.	Interest		- 45 -
	10.9.	No set-off		- 45 -
	10.10.	Advisers’ fees and expenses		- 45 -
	10.11.	Taxes		- 45 -
11.	Governing law / arbitration			- 46 -
	11.1.	Governing law		- 46 -
	11.2.	Arbitration		- 46 -

PREAMBLE

A.                                             Gesthôtel is a limited liability company organised under Swiss law, registered in the commercial register of the Canton of Valais under registration number CH-626.3.000.740-0/a and with registered office in Randogne, Switzerland. The issued share capital of Gesthôtel is CHF 8,500,000 represented by one share (the “Jewel Share”).

B.                                             Gesthôtel owns:

a.              100% of the share capital of Haute École Spécialisée Les Roches-Gruyère SA, a company organized under Swiss law, registered in the commercial register of the Canton of Fribourg under registration number CH-217.3.541.668-8 and with registered office in Bulle, Switzerland.

b.              100% of the membership interest of Les Roches Chicago, LLC, a company organized under Illinois (United States of America) law, registered with the Illinois Secretary of State, and with registered office in Springfield (IL), United States of America.

c.               100% of the share capital of Glion Management Services Sàrl, a company organized under Swiss law, registered in the commercial register of the Canton of Vaud under registration number CH-020.3.907.091-7 and with registered office in Montreux, Switzerland. Glion Management Services Sàrl owns 100% of the share capital of:

i.     GIHE Sàrl, a company organized under Swiss law, registered in the commercial register of the Canton of Fribourg under registration number CH-550.0.119.483-6 and with registered office in Bulle, Switzerland, which owns 100% of the share capital of GIHE UK Limited, a company organized under the laws of the United Kingdom, registered in the commercial register of London under registration number 08005485 and with registered office in London, England.

ii.  Laureate EC France SAS, a company organized under French law, registered in the French commercial register under number 805 216 215 and with office in Paris, France.

d.              50% of the share capital of Les Roches Jin Jiang International Hotel Management College, a Sino-foreign cooperative education institution incorporated under Chinese law and with office in Shanghai, China.

(Haute École Spécialisée Les Roches Gruyère SA, Les Roches Chicago LLC, Glion Management Services Sàrl, GIHE Sàrl, GIHE UK Limited, Laureate EC France SAS and Les Roches Jin Jiang International Hotel Management College and, subject to their transfer before Closing to Gesthôtel, Escuela (as defined below in C.), subject to its transfer before Closing respectively to Gesthôtel and GIHE Sàrl, and LEO (as defined below in C.), subject to its transfer before Closing to Gesthôtel, each a “Subsidiary” and, collectively, with any other subsidiary of any of Gesthôtel, Escuela or LEO formed prior to Closing, the “Subsidiaries”)

C.                                             As per the Closing Date, Gesthôtel will own:

a.              53% of the share capital of Escuela Superior de Alta Gestion de Hotel, S.L.U. (“Escuela”) is a limited liability company (“Sociedad limitada”) organized under Spanish law, registered in the commercial register of Málaga under volume 2002, book 915 and registration sheet number 28797 and with registered office in Ctra. de Istán, Km 1, Urbanización Las Lomas de Rio Verde, Marbella, Malaga (Spain) and tax identification number B29846920, the remaining 47% of the share capital being owned by GIHE Sàrl. The issued share capital of Escuela is EUR 60,101.21 represented by 1,000 shares (the “Escuela Shares”).

b.              Laureate Europe Online B.V. (“LEO”) is a limited liability company (“Besloten vennootschap met beperkte aansprakelijkheid”) organized under Dutch law, registered with the Dutch Trade Register under number 17043128 and with office address in Amsterdam. The issued share capital of LEO is EUR 15,750 represented by 70 shares (the “LEO Shares”).

D.                                             Seller is the legal owner of the Jewel Share.

E.                                              Seller intends to sell the Jewel Share to Buyer and Buyer intends to purchase the Jewel Share from Seller pursuant to the terms and conditions of this Agreement.

F.                                               Prior to executing this Agreement, Buyer received the Disclosure Documents, which it has carefully reviewed and examined, performed its due diligence, and had access to the management of the Company prior and during the negotiations of this Agreement.

Now, therefore, the Parties agree as follows:

1.                                               Definitions

The following terms shall have the following meanings for all purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2014 Financial Statements”	Shall have the meaning set forth in Article 6.7.1.

“2015 Statutory Audited Financial Statements”	shall have the meaning set forth in Article 8.10 of this Agreement.

“Account Date”	shall mean 31 December 2015

“Affiliate”

shall mean any person or Business Association that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the person specified. For purposes of this definition, control of a person or Business Association means the power, direct or indirect, to direct or cause the direction of the management and policies of such person or Business Association whether by contract or otherwise and, in any event and without limitation of the previous sentence, any person or Business Association owning 50 percent (50%) or more of the voting rights of another Business Association shall be deemed to control that other Business Association.

“Agreement”	shall mean this Sale and Purchase Agreement including all of its Exhibits.

“Appraiser”	shall have the meaning set forth in Article 2.7 of this Agreement.

“Bankruptcy Proceedings”	shall mean any safeguard, bankruptcy, insolvency, moratorium, amicable proceedings or similar proceedings under applicable laws in any competent jurisdiction.

“Best of Seller’s Knowledge”	shall mean the actual knowledge of the Key Persons after due inquiry and discussions with local directors or managers of the Group Companies.

“Business”	shall mean the Business Education Activity.

“Business Association”

shall mean a general or limited partnership, a corporation, a business trust, a limited liability company, a trust, an unincorporated organization doing business, a government or any department or agency thereof, a joint venture or any other person or entity doing business.

“Business Day”	shall mean any day other than Saturday or Sunday on which banks are open for business in Geneva (Switzerland), in Paris (France) and in Luxembourg (Grand-Duchy of Luxembourg).

“Business Education Activity”

shall mean engaging, directly or indirectly, whether through ownership, operation, promotion, financing, management, licensing or otherwise in culinary or hospitality management education, or other related products or services similar to those provided by the Group Companies or currently contemplated to be provided by the Group Companies.

“Buyer”	shall have the meaning set forth on the first page of this Agreement.

“Buyer’s Account”	shall have the meaning set forth in Article 2.3 of this Agreement.

“Cap”	shall have the meaning set forth in Article 9.1.4 of this Agreement.

“Cash”

shall mean in respect of the Group Companies, the cash as set out in the Draft Closing Statement or in the Final Closing Statement and determined in accordance with Exhibit 1(b) and consistently with the Combined Financial Statements.

“CHF”	shall mean Swiss Francs, the lawful currency of Switzerland.

“Closing”	shall mean the completion of the sale and purchase of the Jewel Share, set forth in Article 3 of this Agreement.

“Closing Date”	shall mean the date of Closing set forth in Article 3.1 of this Agreement.

“CO”	shall mean the Swiss Code of Obligations.

“Combined Financial Statements”	shall have the meaning set forth in Article 6.7.2 of this Agreement.

“Company”	shall have the meaning set forth on the first page of the Agreement.

“Control”

shall be deemed to exist if a person or Business Association (either alone or with its Affiliates) owns more than half of the voting rights or equity capital of a Business Association, or is otherwise able to exert a controlling influence over another person or Business Association.

“CPC”	shall mean the Swiss Civil Procedure Code.

“Data Room”

shall mean the data room set up by Seller and its advisers on “Merrill DataSite” with Merrill Corporation and made available to Buyer as from 26 January 2016 until 11 March 2016, copy of which is contained on the CD-ROM/DVD to be agreed upon by the Parties at Signing Date and to be provided by Seller to Buyer at Closing Date.

“Data Room Index”	shall mean the index made available to Buyer in the Data Room and attached hereto as Exhibit 1(a) hereof.

Debt

shall mean in respect of the Group Companies, the debt as set out in the Draft Closing Statement or in the Final Closing Statement and determined in accordance with Exhibit 1(b) and consistently with the Combined Financial Statements.

“De Minimis Amount”	shall have the meaning set forth in Article 9.1.4 of this Agreement.

“Disclosure Documents”

shall mean (i) the “Project Jewel” Confidential memorandum on the Group, (ii) the documentation and information (including written answers to questions) made available to Buyer in the Data Room, and (iii) the materials made available in writing to Buyer and/or its advisers at the management presentation on January 27 2016.

“Draft Closing Statement”	shall have the meaning set forth in Article 2.5 of this Agreement.

“Enterprise Value”	shall have the meaning set forth in Article 2.2.1 of this Agreement.

“Escuela”	shall have the meaning set forth in Section C.a of the Preamble.

“Escuela Shares”	shall have the meaning set forth in Section C.a of the Preamble.

“Estimated Net	shall have the meaning set forth in Article 2.3 of this Agreement.

Debt”

“Estimated Purchase Price”	shall have the meaning set forth in Article 2.3 of this Agreement.

“Estimated Net Working Capital”	shall have the meaning set forth in Article 2.3 of this Agreement.

“External Debt”	shall mean Debt (which for the avoidance of doubt includes finance leases) with any party other than: (i) the Company or the Subsidiaries; (ii) Seller; or (iii) Seller’s Affiliates.

“Fairly Disclosed”

shall mean a disclosure of a fact in reasonable detail and reasonably apparent from the relevant section of the relevant Disclosure Document and in a manner which allows or should have allowed a diligent and knowledgeable third party with a similar profile as the Buyer and its advisers to reasonably identify and assess the relevance and the impact of such fact on the business operations of the Group. The concept of fair disclosure as contained herein shall supersede Article 200 (2) CO.

“Final Closing Statement”	shall have the meaning set forth in Article 2.7 of this Agreement.

“Final Purchase Price”	shall have the meaning set forth in Article 2.7 of this Agreement.

“Final Purchase Price Adjustment”	shall have the meaning set forth in Article 2.7 of this Agreement.

“Financial Statements”	shall have the meaning set forth in Article 6.7.1 of this Agreement.

“Gesthôtel”	shall have the meaning set forth on the first page of this Agreement.

“Governmental Authority”

shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, governmental, regulatory, or administrative authority (including any Tax authority) and including any ministry, department, agency, office, body, commission, organization or other subdivision thereof and any person having received delegated authority from any of the above, as well as any judicial authority of competent jurisdiction.

“Group” or “Group Companies”	shall mean the Company and the Subsidiaries, and Group Company shall mean either the Company or a Subsidiary.

“Guarantees”	shall mean the guarantees provided for under the following lease guarantee agreements: (i) the lease guarantee agreement entered into on 8 January 2015 between Iniciativas Culturales de España SL and Laureate I BV as guarantors and CFI Lake (Switzerland) SARL as lessor, (ii) the lease guarantee agreement entered into on 8 January 2015 between Iniciativas Culturales de España SL and Laureate I BV as guarantors and CFI Mountain (Switzerland) GMBH as lessor and (iii) the guarantee between the Seller as guarantor and Escuela Superior de Alta Gestion de Hotel as lessee contained in clause 18 of the lease agreement entered into between Estudios Universarios de Marbella SA as lessor and Escuela as lessee, on 12 March 2002.

“IBHE”	shall mean the Illinois Board of Higher Education.

“Indemnification Notice”	shall have the meaning set forth in Article 9.1.2 of this Agreement.

“Intellectual Property Rights”	shall have the meaning set forth in Article 6.13 of this Agreement.

“Interest”	shall mean an interest rate of 5% p.a.

“Interim Financial Statements”	shall have the meaning set forth in Article 6.7.1 of this Agreement.

“Jewel Share”	shall have the meaning set forth in Section A of the Preamble.

“Key Employees”	shall mean any employee of the Group Companies having an annual base gross salary exceeding CHF 175,000.

“Key Persons”	shall mean Michael Huckaby, Stephanie Furlough-Morris, Guy Bentley, Sonia Tatar and Emily Knight.

“Lease Agreements”	shall have the meaning set forth in Article 6.12 of this Agreement.

“Leased Real Properties”	shall have the meaning set forth in Article 6.12 of this Agreement.

“LEO”	shall have the meaning set forth in Section C.b of the Preamble.

“LEO Shares”	shall have the meaning set forth in Section C.b of the Preamble.

“Licensed Intellectual Property Rights”	shall have the meaning set forth in Article 6.13 of this Agreement.

“Lien”

shall mean any lien, charge, encumbrance, security interest including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such Lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title.

“Long Stop Date”	shall have the meaning set forth in Article 3.2.4 of this Agreement.

“LRG”

shall mean Haute École Spécialisée Les Roches-Gruyère SA, a company organized under Swiss law, registered in the commercial register of the Canton of Fribourg under registration number CH-217.3.541.668-8 and with registered office in Bulle, Switzerland.

“Material Contracts”

shall mean all material contracts of any Group Company, which:

1.              each involves (i) a yearly aggregate consideration of CHF 300,000 or more, or (ii) a minimum term of 1 (one) year and a yearly aggregate consideration of CHF 50,000 or more; or

2.              contain any provision that (a) provides for exclusivity or limits the ability of a Group Company to compete in any line of business, or (b) permits any party to terminate or amend or accelerate such contract in case of a change of control of the relevant Group Company; or

3.              are entered into by the Group Companies with respect to Intellectual Property Rights that are material to the operations of the Group Companies; or

4.              are outside the ordinary course of business.

“NEASC”	shall have the meaning set forth in Article 3.2.2b);

“Net Debt”	shall mean the Debt less the Cash.

“Net Working Capital”

shall mean in respect of the Group Companies, the working capital as set out in the Draft Closing Statement or in the Final Closing Statement and determined in accordance with Exhibit 1(d) and consistently with the Combined Financial Statements.

“Notice of Objection”	shall have the meaning set forth in Article 2.7 of this Agreement.

“Owned Real Properties”	shall have the meaning set forth in Article 6.12 of this Agreement.

“Owned Intellectual Property Rights”	shall have the meaning set forth in Article 6.13 of this Agreement.

“Permits”	shall have the meaning set forth in Article 6.18 of this Agreement.

“Policies”	shall have the meaning set forth in Article 6.8 of this Agreement.

“Pre-Closing Reorganisation Transactions”	shall mean the transactions completed prior to the Closing Date under the control of the Seller and set forth in Exhibit 2.4.

“Pre-Closing-Date Tax Period”	shall mean a Tax period that ends on or prior to the Closing and that portion of any Straddle-Period up to and including the Closing.

“Pre-Closing Statement”	shall have the meaning set forth in Article 2.3 of this Agreement.

“Purchase Price”	shall have the meaning set forth in Article 2.2.1 of this Agreement.

“Purchase Price Adjustment”	shall have the meaning set forth in Article 2.6 of this Agreement.

“PWC VDD Report”	Shall have the meaning set forth in Article 6.7.2;

“QAA”	shall have the meaning set forth in Article 8.7;

“Real Properties”	shall have the meaning set forth in Article 6.12 of this Agreement.

“Reference Net Working Capital”	shall mean the amount of CHF (70,400,000) (minus Swiss francs seventy million four hundred thousand).

“Refund”	shall have the meaning set forth in Article 9.1.1 of this Agreement.

“Representation(s) and/or Warrant(y/ies)”	shall have the meaning set forth in Articles 6 and 7 of this Agreement.

“Resigning Directors”	shall have the meaning set forth in Article 3.3.1 of this Agreement.

“Restricted Countries”	shall have the meaning set forth in Article 8.11 of this Agreement.

“Right to Cure”	shall have the meaning set forth in Article 9.1.2 of this Agreement.

“Seller”	shall have the meaning set forth on the first page of this Agreement.

“Seller’s Account”	shall have the meaning set forth in Article 2.3 of this Agreement.

“Seller Group”	shall mean Seller and its Affiliates other than the Group Companies.

“Seller Leases”

shall mean (i) the lease entered into on 8 January 2015 between CFI Lake (Switzerland) SARL as lessor and GIHE SARL as lessee, (ii) the lease entered into on 8 January 2015 between CFI Mountain (Switzerland) GMBH as lessor and Gesthôtel SARL as lessee and (iii) the lease entered into on 12 March 2002 between Estudios Universarios de Marbella SA as lessor and Escuela Superior de Alta Gestion de Hotel SA as lessee.

“Service Level Agreements”	shall have the meaning set forth in Article 8.5 of this Agreement.

“Signing Date”	shall mean the day on which this Agreement has been duly executed.

“Straddle-Period”	shall mean a Tax period commencing on or prior to Closing and ending after Closing.

“Subsidiaries”	shall have the meaning set forth in Section B of the Preamble.

“Substituted Buyer”	shall have the meaning set forth in Article 10.7 of this Agreement.

“Tax(es)”

shall mean any tax of whatever nature, including corporate income taxes, capital taxes, stamp duties (both on the issuance and on the transfer or securities), withholding taxes, value added taxes, and the like, real estate taxes, transfer taxes, property and land taxes, custom duties, statutory insurance and social security contributions, employment and payroll taxes, and the like and all other taxes, duties, levies or imposts payable, withheld or assessed by any competent Governmental Authority in any jurisdiction, irrespective of whether such taxes are paid as primary or secondary liability in the context of a tax group agreement, as well as any related interest, charge, penalties and costs assessed on the foregoing.

“Third Party Claim”	shall have the meaning set forth in Article 9.1.7 of this Agreement.

“Threshold Amount”	shall have the meaning set forth in Article 9.1.4 of this Agreement.

2.                                               Sale and purchase of Shares

2.1.                                     Object of sale

Subject to the terms and conditions of this Agreement, Seller hereby agrees to sell and, at the Closing Date, to transfer to Buyer, and Buyer hereby agrees to purchase at Closing Date from Seller, the full legal and beneficial ownership, free and clear from any Lien, of the Jewel Share, against payment of the consideration set forth in Article 2.2.

2.2.                                     Purchase Price

2.2.1                              Composition of Purchase Price

The purchase price for the Jewel Share to be paid by Buyer to Seller in accordance with Article 2.3 (the “Purchase Price”) shall be an amount of:

a.              CHF 380,000,000 (three hundred eighty million Swiss Francs) (herein “Enterprise Value”),

b.              minus the amount of the Net Debt, and

c.               plus the amount of any Net Working Capital above the Reference Net Working Capital or less the amount of any shortfall in the Net Working Capital below the Reference Net Working Capital, as the case may be.

The Purchase Price is subject to the adjustment set forth in Article 2.6.

2.3.                                     Payment of the Estimated Purchase Price and Purchase Price Adjustment

For the purpose of determining the payment to be made to the Seller on the Closing Date in consideration for the Jewel Share, the Seller shall estimate in good faith prior to the Closing (i) the estimated Net Debt as of the Closing Date applying Exhibit 1(b) and consistently with the Combined Financial Statements (the “Estimated Net Debt”), (ii) the estimated Net

Working Capital applying Exhibit 1(d) and consistently with the Combined Financial Statements (the “Estimated Net Working Capital”) and (iii) the estimated amount of the Purchase Price (the “Estimated Purchase Price”).

At least twelve (12) Business Days prior to the Closing Date, the Seller, acting reasonably and in good faith, shall provide to the Buyer a written statement (the “Pre-Closing Statement”) setting out (i) the Estimated Net Debt and Estimated Net Working Capital together with such evidence as the Seller may have in support of such estimate and (ii) the amount of the Estimated Purchase Price.

The Purchase Price shall be payable as follows:

a.              the Estimated Purchase Price at Closing; and

b.              the Final Purchase Price Adjustment following the Closing Date within 10 Business Days after its becoming final and binding pursuant to Article 2.7.

Except as herein provided otherwise, each of the Parties shall pay Interest on any amounts not paid at Closing (which for the avoidance of doubt shall include any Purchase Price Adjustment), until, but not including, the day where such amount becomes due and payable.

All payments owed by Buyer to Seller under this Agreement shall be paid by Buyer by wire transfer to Seller’s bank account (herein “Seller’s Account”), to be communicated to Buyer 5 Business Days prior to Closing.

All payments owed by Seller to Buyer under this Agreement shall be paid by Seller by wire transfer to Buyer’s bank account (herein “Buyer’s Account”) to be communicated to Seller 5 Business Days prior to Closing..

2.4.                                     Pre-Closing Reorganization Transactions and debt restructuring

Seller shall implement the Pre-Closing Reorganization Transactions, including the debt restructuring, as per the memorandum attached in Exhibit 2.4 on or prior to the Closing Date.

Any deviation from the content of the memorandum attached in Exhibit 2.4. shall only be implemented by Seller if, following notification of such envisaged deviation by Seller to Buyer, Buyer approves such deviation (such approval not to be unreasonably withheld or delayed). In any event, Seller undertakes that, on the Closing Date and after the Pre-Closing Reorganization Transactions (i) the aggregate amount of the intercompany receivables of the Group Companies vis-a-vis the Seller Group are nil, (ii) no Group Company is owed more than its distributable reserves by other Group Companies or member of the Seller Group, (iii) Gesthôtel has distributable reserves at least equal to CHF 50,000,000.

2.5.                                     Closing Statement

No later than 45 Business Days following the Closing Date, Buyer shall prepare and deliver to Seller (i) the proposed amount of the Net Debt and Net Working Capital, (ii) the proposed amount of the Purchase Price calculated in accordance with Article 2.2.1 and (iii) the proposed amount of the Purchase Price Adjustment, each prepared and established in accordance with Exhibit 2.5 and consistently with the Combined Financial Statements (the “Draft Closing Statement”).

The costs and expenses of the preparation of the Draft Closing Statement shall be borne by Buyer.

2.6.                                     Purchase Price Adjustment

For the purpose of this Article 2.6, the amount of the Net Debt and Net Working Capital shall be as set forth in the Final Closing Statement.

The purchase price adjustment (the “Purchase Price Adjustment”) shall be as follows:

1.              Adjustment relating to Net Debt:

a.              If the Net Debt is less than the Estimated Net Debt, then Buyer shall pay to Seller an additional amount equal to such difference, as an increase of the Purchase Price;

b.              If the Net Debt exceeds the Estimated Net Debt, then Seller shall pay to Buyer an additional amount equal to such difference, as a reduction of the Purchase Price.

2.              Adjustment relating to Net Working Capital:

a.              If the Net Working Capital exceeds the Estimated Net Working Capital, then the Buyer shall pay to the Seller an additional amount equal to such difference, as an increase of the Purchase Price;

b.              If the Estimated Net Working Capital exceeds the Net Working Capital, then the Seller shall pay to the Buyer an additional amount equal to such difference, as a reduction of the Purchase Price.

The payments referred to in 2.6.1 and 2.6.2 above may be offset.

2.7.                                     Appraiser

Unless Seller gives notice to Buyer within 20 Business Days following receipt of the Draft Closing Statement that it disagrees with a specific item or specific items thereof (herein the “Notice of Objection”), stating in writing and in reasonable detail the reasons for its disagreement, the Draft Closing Statement shall be deemed final and binding for all purposes (herein the “Final Closing Statement” the “Final Purchase Price” and the “Final Purchase Price Adjustment”). Buyer shall grant and cause the Group Companies concerned to grant the Seller and its representatives within ordinary business hours and upon reasonable notice access to all information as well as to the auditor and the relevant personnel of the Buyer and its Affiliates concerned necessary to evaluate whether to file a Notice of Objection, provided that such access shall not interfere with the normal business and operations of the Group Companies.

Seller and Buyer shall endeavour in good faith to resolve any objection of Seller within 20 Business Days after Buyer’s receipt of Seller’s Notice of Objection. If the Parties are unable to do so, either Party may refer the matter to the audit department of KPMG Geneva branch, who shall select an experienced partner of their respective audit department, or, if KPMG Geneva branch, has notified the Parties in writing that it is not in a position to act, to the audit department of an internationally recognized auditing firm in Switzerland agreed upon by the Parties, or, if such agreement has not occurred within 5 Business Days following receipt by the Parties of the written notification of KPMG Geneva branch, referred to above, to a person nominated by the president of the Geneva Chamber of Commerce, Industry and Services upon the application of either Seller or Buyer on behalf of both Parties (herein the “Appraiser”) to establish independently, on the terms set forth in this Article, the Final Closing Statement, the Final Purchase Price and the Final Purchase Price Adjustment. In so doing, the Appraiser shall act as an expert (as the defined under Article 189 of the CPC) and not as an arbitrator, and his or her determination of any subject matter falling within the scope of his or her mandate shall be final and binding on the Parties, except in the event of manifest error on the part of the Appraiser, as a consequence of which the relevant part of his or her determination shall be void and the matter be remitted to the Appraiser for correction.

Seller and Buyer shall procure that the Appraiser be furnished with all documents and information relating to the Draft Closing Statement as the Appraiser may request. Except to the extent that the Parties agree otherwise, the Appraiser shall determine his or her own procedure, subject to the following terms:

a.              apart from procedural matters and as otherwise set forth in this Agreement, the Appraiser shall determine only:

(i)                       whether the specific items of the Draft Closing Statement which are disputed by Seller in Seller’s Notice of Objection are correct and established in accordance with this Article 2.7, Exhibit 2.5 and consistently with the Combined Financial Statements and, if not, what alterations should be made to the Draft Closing Statement in order to correct the relevant inaccuracy of such specific items; the Appraiser shall not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Party; and

(ii)                    based on the corrections made to the Draft Closing Statement, the Final Purchase Price Adjustment;

b.              the Appraiser shall make his or her determination as soon as reasonably practicable but not later than 45 Business Days from the date of his or her appointment, which shall constitute the Final Closing Statement, the Final Purchase Price and the Final Purchase Price Adjustment;

c.               the procedure of the Appraiser shall comply with the requirements of due process; the Appraiser shall in particular:

(i)                       give the Parties a reasonable opportunity to make written and oral submissions;

(ii)                    require that each Party submit simultaneously with any written submission to the Appraiser a copy of such submission to the other Party; and

(iii)                 permit each Party to be present while oral submissions are being made by the other Party;

d.              each Party and the Appraiser shall, and shall procure that its respective accountants, assistants and other advisers shall keep all information and documents provided to them pursuant to this Article 2.7 confidential and shall not use the same for any purpose other than disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings before the Appraiser or otherwise in connection with the determination of the Final Closing Statement, the Final Purchase Price and/or the Final Purchase Price Adjustment; and

e.               the costs and expenses (including VAT) of the Appraiser shall be shared between the Parties in such proportion as determined by the Appraiser on the basis of the extent to which the objections as set forth in Seller’s Notice of Objection are approved or rejected.

3.                                               Closing

3.1.                                     Date and place of Closing

The Closing shall take place at the premises of Lenz & Staehelin, 30, route de Chêne, 1211 Geneva 17 (unless the Parties agree otherwise in writing). Unless the Parties agree otherwise in writing, Closing shall take place (i) on the last day of the calendar month end which is at least twelve (12) Business Days after the satisfaction (or waiver where so permitted) of the conditions set forth in Articles 3.2.1 and 3.2.2 of this Agreement, but in any event, other than those conditions that by nature are to be satisfied at Closing, but subject to the fulfilment or waiver of those conditions, or (ii) at the Seller’s option which shall be exercised by written notice to the Buyer hereunder the next Business Day following satisfaction (or waiver where so permitted) of the conditions set forth in Articles 3.2.1 and 3.2.2 of this Agreement, but in any event, other than those conditions that by nature are to be satisfied at Closing, but subject to the fulfilment or waiver of those conditions, twelve (12) Business Days after the exercise by the Seller of such option (the “Closing Date”).

3.2.                                     Conditions precedent to Closing

3.2.1                              Conditions to the obligations of each Party

The obligations of the Parties hereto to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver (where so permitted by applicable law) by all Parties hereto, on or prior to Closing, of the following conditions:

a)             Any notices necessary for the consummation of the transactions contemplated by this Agreement or for the conduct of the business of the Group shall have been given as set forth in Exhibit 3.2.1(a), in particular shall all notices to employee representatives, unions, Governmental Authorities and corporate bodies have been made and all rights resulting from such notices shall have expired or have been waived;

b)             No action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder.

3.2.2                              Conditions to the obligations of Buyer

The obligations of Buyer to effect the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver at or prior to Closing of the following conditions:

a)             The Company shall be the owner of 53% and GIHE of 47% of the Escuela Shares.

b)             The New England Association of Schools and Colleges, Commission on Institutions of Higher Education (“NEASC”) shall have issued written confirmation that it has approved the continued accreditation, following the closing on the change of ownership of the Group Companies and on the change of control of Escuela, of the Glion Institute of Higher Education and Les Roches International School of Hotel Management, including all main campuses, branch campuses and instructional locations currently included within each institution’s scope of accreditation; it being understood that a NEASC approval imposing conditions or restrictions on the business shall be deemed an obtained accreditation for the purposes of this Article 3.2.2 provided however that, such conditions or restrictions do not result in a material adverse change on the conduct of the business and operations of any of the Group Companies as currently conducted;

c)              Seller having performed in all material respects all of its obligations to be performed under this Agreement on or prior to Closing.

3.2.3                              Non fulfilment

The Parties shall inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute a non-fulfilment of the conditions set forth in Articles 3.2.1 and 3.2.2of this Agreement. The Parties shall enter into good faith negotiations on how to resolve the issue and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any breach. At any time prior to Closing, (i) Seller and Buyer may jointly waive (where so permitted by applicable law) the conditions to Closing set forth in Article 3.2.1 of this Agreement (in their entirety or portions thereof) and (ii) Buyer may waive the conditions to Closing set forth in Article 3.2.2 of this Agreement (in their entirety or portions thereof).

3.2.4                              Right of termination

This Agreement may be terminated at any time prior to the Closing Date solely:

a)                         by mutual written consent of Buyer and Seller; and

b)                         by Seller or Buyer if Closing shall not have occurred prior to or on November 30, 2016 (the “Long Stop Date”); provided, however, that the right to terminate as set forth herein shall not be available to either Party whose failure to fulfil any material covenant or obligation under this Agreement has been the cause of the failure of Closing to occur on or before such date.

If this Agreement is terminated pursuant to Article 3.2.4(b), such termination shall be without liability of either Party to the other Party, provided, however, that if such termination is the result of either (i) the wilful or grossly negligent misconduct of one Party to satisfy its obligations under Article 3, or (ii) the failure of one Party to perform a covenant or an obligation under this Agreement, such Party shall be liable to the other Party for any such damage, loss, cost or expense incurred or sustained as a result of such misconduct.

If this Agreement is terminated pursuant to this Article 3.2.4, all provisions of this Agreement shall cease to exist, except for the immediately preceding paragraph of this Article 3.2.4, this paragraph, Article 8.2 second paragraph, Articles 10.1, 10.2, 10.3, 10.8,

10.10, 11.1 and 11.2 of this Agreement.

3.3.                                     Closing Deliveries

3.3.1                              Deliveries of Seller

Seller shall deliver or cause to deliver to Buyer the following at or prior to the Closing:

a)                         Escuela’s minutes book (“Libro de Actas”) and Escuela’s shareholders registry book (“Libro Registro de Socios”), where the Company’s and GIHE Sàrl’s ownership of the Escuela Shares is registered;

b)                         Escuela’s books of contracts with the sole shareholder (“Libro de Contratos con el Socio Unico”);

c)                          Gesthôtel’s share register indicating the Buyer as sole shareholder with voting right;

d)                         LEO’s share register evidencing the Company’s ownership of the Shares;

e)                          letters of resignation from their functions as managers (gérants), board members and/or officers, as applicable, of the Company and the Subsidiaries in form and substance reasonably agreed between the Parties of the board members designated by the Buyer at the latest five (5) Business Days prior to the Closing Date (the “Resigning Directors”);

f)                           any required Tax degrouping agreement duly executed by the relevant entities in accordance with Article 8.15;

g)                          the Service Level Agreements duly executed by Laureate Education Inc;

h)                         the 2015 Statutory Audited Financial Statements set forth in Article 8.10(a);

i)                             documents evidencing the satisfaction of the conditions precedent set forth in Article 3.2.1 and 3.2.2;

j)                            the non-competition agreements in the same form as the templates set forth in Exhibit 8.11(a) and Exhibit 8.11(b) duly executed by the Seller;

k)                         the agreements in relation to co-branded programs substantially in the same form as the templates set forth in Exhibit 8.13 duly executed by the Seller;

l)                             the executed agreements or any document in connection with and evidencing the transfer of the share of the Moroccan Laureate entity referred to in Exhibit 6.6.3;

m)                     a copy of any power of attorney under which any of the actions referred to in this Article 3.3 are executed, including evidence reasonably satisfactory to Buyer of the authority of any person signing on behalf of any of the Seller.

3.3.2                              Deliveries of Buyer

Buyer shall deliver or cause to deliver to Seller the following at the Closing:

a)                         evidence satisfactory to Seller that the payment of the Estimated Purchase Price to the account designated by Seller as set forth under Article 2.3 of this Agreement has been executed;

b)                         a copy of a power of attorney under which any of the actions referred to in this Article 3.3.2 are executed, including evidence reasonably satisfactory to Seller of the authority of any person signing on behalf of Buyer;

c)                          the non-competition agreements as set forth in Exhibit 8.11(a) and Exhibit 8.11(b) duly executed by the Buyer;

d)                         the agreements in relation to co-branded programs substantially in the same form as the templates set forth in Exhibit 8.13 duly executed by the relevant Group Companies; and

e)                          A copy of the relevant insurance policies as provided under Article 8.4.

3.3.3                              Signing of the transfer deed relating to the Jewel Share

At Closing, Seller and Buyer shall sign the transfer deed relating to the Jewel Share attached to this Agreement (Exhibit 3.3.3).

3.3.4                              Single transaction

All deliveries and payments made and actions taken at Closing are considered to have occurred simultaneously as a part of a single transaction and in the proper sequence, and no action is considered to have taken place and no delivery is considered to have been made until each of the actions and deliveries set forth in Articles 3.3.1 to 3.3.3 are completed.

4.                                               Transfer of benefits and risks / management responsibility

Benefits and risks with regard to the Group shall pass to the Buyer as of the Closing Date, 00:01 am.

Immediately after the Closing, Buyer takes over full responsibility for the Group and the Group’s management and operations.

5.                                               Access to information and Group companies pre-Closing

During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Buyer and subject to applicable law, the Seller shall use its reasonable endeavors to arrange for the Buyer and its representatives and advisors to be granted reasonable access during normal business hours to senior management and Group Companies’ documents as the Buyer may reasonably require for the preparation of the post-Closing integration and the consumption of the transaction provided for hereunder only, provided that such access shall not interfere with the normal business and operations of the Group Companies.

6.                                               Representations and Warranties of Seller

6.1.                                     General

Seller hereby represents and warrants, subject to the limitations set forth in Article 9, that the statements set forth hereinafter in this Article 6 (the “Representations and Warranties”) are true and accurate as at the date hereof and as at the Closing Date (except for such

Representations and/or Warranties which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such a date only).

Seller does not make any representation (neither express nor tacit or by implication) other than the Representations and Warranties expressly made in this Agreement.

Unless provided for herein and notably under this Article 6, Buyer has not relied and does not rely on, any representation, express or implied, pertaining to the subject matter of this Agreement. In particular, and without limitation to the foregoing, Buyer acknowledges that Seller does not make any representations as to the Group’s budgets, business plans, forward-looking statements and other projections of a financial, technical or business nature relating to the business of the Group.

The Seller represents and warrants to Buyer that he has disclosed all material information necessary for the Buyer to enter into this Agreement.

6.2.                                     Existence — Authorisation of Agreement

The Seller is duly organized and validly incorporated under the laws of its jurisdiction.

Seller has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Seller, enforceable against it in accordance with its term.

No injunction issued by any court or Governmental Authority relating to Seller in order to restrain or prohibit the consummation of this transaction contemplated by this Agreement is presently in effect, and no suit or action relating to Seller is pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

6.3.                                     Consent

Except as set forth in Exhibit 6.3, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Authority or other third party is required to be obtained or made, or shall be required to be obtained or made on the Closing Date, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

6.4.                                     No Bankruptcy

The Seller is not in a state of insolvency or has sufficient assets to cover its debts and is not subject to any Bankruptcy Proceedings. The Seller is not aware of any facts that would result in any such event occurring.

6.5.                                     No Conflict

The execution of this Agreement by the Seller and the performance of its obligations hereunder do not conflict with, or constitute a breach of any law, organization document,

agreement, or other obligations to which the Seller is subject.

6.6.                                     Corporate matters

6.6.1                              General

Each of the Company and the Subsidiaries is duly incorporated, organised and validly existing under the laws applicable to it and as set forth in the respective articles of association currently in force and has all requisite corporate power and authority as well as all authorizations, licenses and permits necessary to own, operate and lease properties and to conduct its Business, operations and activities. Each of the Company and the Subsidiaries is not in a state of insolvency nor is it subject to any Bankruptcy Proceedings. No facts exist that may result in any such event occurring.

6.6.2                              Ownership

Seller is the owner of and has valid title to the Jewel Share. As of the Closing Date, Seller has the full and unrestricted right, power and authority to validly sell, assign, transfer, convey and deliver the Jewel Share and all rights afforded thereby and such Jewel Share will be free and clear of any Lien.

6.6.3                              Group structure

Gesthôtel is the legal owner of, and has valid title to, the shares in the Subsidiaries at the date hereof (except Escuela and LEO), in the proportions set forth in Section B of the Preamble and at Closing will be the legal owner of, and will have valid title to, all the shares in the Subsidiaries, directly or indirectly.

Except as set forth in Exhibit 6.6.3, the Company does not own or hold, directly or indirectly, any equity interest or voting rights in any person other than the Subsidiaries.

Except as set forth in the Preamble, the Subsidiaries do not, at the Closing Date, own or hold any equity or other interest or voting rights in any person.

6.6.4                              Capital structure

Sections A, B and C of the Preamble set forth the full and accurate details of the nature and number of the Group Companies’ duly authorized, issued and outstanding equity interests.

The Jewel Share represent 100% of the issued and outstanding share capital and voting rights of the Company and is owned directly by the Seller as set forth in the Preamble.

The Jewel Share is duly authorized, validly issued, offered and sold and fully paid-in in compliance with all applicable laws. The Jewel Share has the only voting rights and entitles its holder to the totality of the dividends.

Except as set forth in Sections A, B and C of the Preamble or disclosed in Exhibit 6.6.4, there are no outstanding (a) shares, (b) securities convertible or exchangeable into any equity interests of the Group Companies, (c) options, warrants, promises, purchase rights, subscription rights, pre-emptive rights, conversion rights, exchange rights, redemption rights, calls, puts, rights of first refusal or other contracts that require the Group Companies to issue, sell or otherwise cause to become outstanding or to acquire, exchange, repurchase or redeem, any equity interests or profit interests of the Group Companies or (d) similar rights with respect to the Group Companies. None of the shares issued by the Group Companies are listed on any stock exchange or registered on any unlisted market.

6.7.                                     Financial Statements and Combined Financial Statements

6.7.1                              Financial Statements.

a)                           Folder 20.5 of the Data Room, and with regard to LEO, Exhibit 6.7.1, contains complete copies of the following financial statements:

(i)                          The audited statutory financial statements, consisting of balance sheets and profit and loss statements of Gesthôtel, Escuela, Haute École Spécialisée Les Roches-Gruyère SA, Glion Management Services Sàrl, GIHE UK Limited and GIHE Sàrl as at December 31, 2014 together with the notes and explanations and the audit reports by the auditor of each of these Group Companies; and

(ii)                       The statutory financial statements, consisting of balance sheets and profit and loss statements, of LEO, Les Roches Jin Jiang International Hotel Management College, as at December 31, 2014.

all such financial statements referred to under paragraphs (i) and (ii) collectively the “2014 Financial Statements”.

(iii)                    The unaudited balance sheets, profit and loss statements for the 12 months ended December 31, 2015 of each of the Group Companies (the “Interim Financial Statements”).

As provided for under Article 8.10, before Closing Date the Seller shall provide the Buyer with the 2015 Statutory Audited Financial Statements (together with the 2014 Financial Statements, the “Financial Statements”).

b)                           The Financial Statements of the Group Companies were prepared as follows:

(i)                           The Financial Statements of Gesthôtel and the Swiss Subsidiaries were prepared in accordance with Swiss law;

(ii)                        The Financial Statements of LEO were prepared in accordance with the generally accepted accounting principles of the Netherlands and comply with the provisions of the Netherlands Civil Code, Book 2;

(iii)                     The Financial Statements of Escuela were prepared on the basis of the company’s accounting records and are presented in accordance with prevailing commercial legislation and the provisions of the Chart of Accounts approved by Royal Decree 1514/2007 as amended by Royal Decree 1159/2010 so as to present fairly Escuela’s equity, financial position and results and accurately reflect cash flow in the cash flow statement;

(iv)                    The Financial Statements of GIHE UK Limited give a true and fair view of the state of the company’s affaires and of its loss and cash flows for the year then ended. They have been prepared in accordance with International Financial

Reporting Standards (IFRS) as adopted by the European Union and with the Companies Act 2006;

(v)                     The Financial Statements of Les Roches Jin Jiang International Hotel Management College were prepared in accordance with the laws of the People’s Republic of China;

and in each case according to the accounting principles, policies and practices consistently applied in the past 2 (two) financial years by each such Group Company.

c)                            The Interim Financial Statements were prepared according to the accounting principles, policies and practices consistently applied in the past 2 (two) financial years by each such Group Company.

d)                           The 2014 Financial Statements and the 2015 Statutory Audited Financial Statements, where applicable, have been certified without qualification by the statutory auditors of the Group Companies.

6.7.2                              Combined Financial Statements.

Complete copies of the combined financial statements as at the Account Date are set forth in Exhibit 6.7(b) (the “Combined Financial Statements”). The Combined Financial Statements are not audited and correspond to the combination of the Financial Statements of all Group Companies, as described in the PWC VDD report dated 5 February 2016 together with its addendum dated on 25 February 2016 (the “PWC VDD Report”). The Combined Financial Statements have been prepared in accordance with the Sellers’ Group accounting principles, policies and practices consistently applied in the past 2 (two) financial years and give a true and fair view of the assets, liabilities and state of affairs of the Group Companies in all material respects as at the Account Date and of the profit and loss of the Group Companies for the financial year ended on that date. The Combined Financial Statements are based on and consistent with the Interim Financial Statements. The Combined Financial Statements are in line with the PWCVDD Report, notably with respect to intercompany transactions amounts. To the Best of Seller’s Knowledge, there is no financial balance or flow recorded elsewhere in financial statements of any member of the Seller Group nor off-balance sheets commitments pertaining to the Group Companies which are not reflected in the Combined Financial Statements. There is no on-balance sheets debt-like items nor off-balance sheets obligation or commitment of the Group Companies Les Roches Chicago LLC and Les Roches Jin Jiang International Hotel Management College not already disclosed in the Combined Financial Statements.

6.8.                                     Insurance

a)                         Folder 20.2 of the Data Room sets forth a true, correct and complete list of all insurance policies maintained by the Group Companies as of the date hereof (the “Policies”). All premiums due with respect to Policies (or under any policies previously held by the Company or the Subsidiaries) have been duly paid or provided for and all the Policies are valid and in full force.

b)                         There is no material insurance claim outstanding and, to the Best of Seller’s Knowledge, there are no circumstances which are likely to give rise to such a claim,

under any of the Policies (or under any policies previously held by the Company or the Subsidiaries), and all material claims have been settled in full.

c)                          The insurance coverage in place as of the date of this Agreement adequately covers the needs and risks of the Group.

6.9.                                     Litigation

Excepted as disclosed under Exhibit 6.9, there are no current or pending claims, actions, suits, proceedings, audits or investigations pending or notified or, to the Best of Seller’s Knowledge, threatened in writing, involving the Company or the Subsidiaries or any of their officers, or employees by any person or before any court, arbitral tribunal, administrative body or Governmental Authority. The Group Companies are not subject to any outstanding order, decree or injunction.

6.10.                              Taxes

a)                           Except as disclosed under Exhibit 6.10(a), all tax returns required to be filed on or prior to Closing with respect to Taxes payable or reimbursable by the Group Companies have been fully and timely filed with the competent Governmental Authority

b)                           All such tax returns (i) have been prepared in the manner required by applicable law, (ii) are true, correct and complete in all material respects, and (iii) accurately reflect the liability for Taxes of the Company and the Subsidiaries in all material respects.

c)                            As of Closing, all Taxes due by or on behalf of any of the Group Companies attributable to a Pre-Closing-Date Tax Period or that arise in connection with or as a consequence of an event which occurred on or prior to the Closing or in respect of, or with reference to, any income, profits or gains which were earned, accrued or received on or before the Closing have been paid when due or reserved for or are otherwise shown as a debt provision or liability in the Financial Statements and the Final Closing Statement. Notably, all provisions in respect of any deferred Tax liabilities of the Group Companies and all deferred Tax assets of the Group Companies shown in the Financial Statements and the Final Closing Statement accurately reflect in all material respects the deferred Tax liabilities and assets of the Group Companies as of Closing.

d)                           On or prior to the Closing, any payment (effectively paid or accrued) by any Group Company to another Group Company or any related Party, including any member of the Seller Group, have been made on an arm’s length basis.

e)                            The transactions contemplated hereunder will not as such trigger any Tax liability for the Group Companies. The transactions contemplated hereunder will not trigger transfer Tax (including but not limited to any real estate transfer Tax).

6.11.                              Employment

a)                         All compensation and other benefits paid by the Company and the Subsidiaries to any of their employees, including without limitation salary, bonus, fringe benefits and social security contributions, have been duly paid or are properly reflected in the Financial Statements.

b)                         The terms of the employment agreements of all employees of the Company and the Subsidiaries are in all material respects in compliance with the employment law and respective regulations applicable to such agreements at the respective place of employment.

c)                          The retirement indemnities with respect to employees of the Group Companies due under the collective agreements or applicable laws have been duly recorded in the Financial Statements, as the case may be, in compliance with applicable laws and the collective agreements.

d)                         There are no claims (actual or contingent) in respect of any accident at work or work-related disease with respect to employees of the Group Companies which is not fully covered by insurance policies.

6.12.                              Real estate

Folder 20.6.2 of the Data Room sets forth a true, correct and complete list of the real properties owned by the Group Companies (the “Owned Real Properties”).

Folder 20.6.1 of the Data Room sets forth a a true, correct and complete list of the real properties leased by the Group Companies (the “Leased Real Properties”, together with the Owned Real Properties, the “Real Properties”).

Each Group Company has good title to, or a valid leasehold interest in, each of the Real Properties.

The Owned Real Properties are in good condition, subject to ordinary wear and tear.

Except as disclosed in the Data Room, no piece of Owned Real Properties is encumbered with any land charges or mortgages, covenants, options, Liens or other encumbrances or subject to any non-registered or otherwise pending transfer or other disposition or any sale, contribution or contractual arrangement creating an obligation to transfer any real estate or to create, change or abolish any encumbrances.

The Data Room contains copies of all lease agreements relating to Leased Real Properties (the “Lease Agreements”), and none of such Lease Agreements has been varied in a material way or terminated at the Closing Date. Neither the Company, nor any of the Subsidiaries is in breach or default of any of the terms of the Lease Agreements to which it is a party, and no event has occurred, which, with notice or lapse of time, would, to the Best of Seller’s Knowledge, constitute a breach or default or permit termination, modification or acceleration thereunder. None of the Group Companies has received any written notice from any party to any of the Lease Agreements of its intent to terminate any such agreements.

All Lease Agreements are valid, binding and enforceable in accordance with their terms and in full force and effect, and none of the Lease Agreements can be terminated, cancelled or suspended as a result of the completion of the transactions contemplated in this Agreement.

6.13.                              Intellectual property and IT systems

a)                         The Group Companies will be at Closing the owner of all intellectual property rights, as set forth in Exhibit 6.13(a)(i) (the “Owned Intellectual Property Rights”), such Exhibit containing a complete and accurate list of the Intellectual Property Rights which are owned by the Group Companies. A list of all licenses and other rights granted by or to the Company or its Subsidiaries with respect to any Intellectual Property Rights is set forth in Exhibit 6.13(a)(ii) (the “Licensed Intellectual Property Rights” and together with the Owned Intellectual Property Rights the “Intellectual Property Rights”).

b)                         Except as set forth in Exhibit 6.13(b), the Intellectual Property Rights constitute all intellectual property necessary to conduct the business and operations of the Group as presently conducted. Except as set forth in Exhibit 6.13(b), the consummation of the transactions contemplated hereby will not impair or alter any of the Group Companies’ rights in any Intellectual Property Rights and will not impose any obligation on any Group Company to obtain any consent or pay any license fee or incur any other obligation so that it may continue to use the intellectual property on the same terms and conditions which now apply.

c)                          None of the Intellectual Property Rights is subject to any Lien.

d)                         No claims have been made, or, to the Best of Sellers’ Knowledge, threatened in writing, challenging the use, validity or enforceability of the Intellectual Property Rights. The business and operations of the Group, its products and services and the design, development, manufacture, reproduction, use, marketing, sale, distribution, maintenance and modification of any of the foregoing as presently performed and as currently contemplated to be performed do not infringe upon, misappropriate or otherwise violate any intellectual property of any third party.

e)                          All material application, registration, maintenance and renewal fees have been paid to, and all required documents and certificates have been filed with, the applicable Governmental Authority as necessary for the purposes of maintaining the Intellectual Property Rights of the Group Companies.

f)                           The software and IT systems used by the Group Companies for the operation of their business and activities are used pursuant to a valid license, permission or other agreement, which is binding, enforceable, and in full force and effect.

6.14.                              Sufficiency of assets

Subject to properties, assets and rights covered by the Service Level Agreements, all properties, assets and rights used in or required or necessary to conduct and operate the Business substantially in the same manner as now being conducted, are validly owned, held, leased or licensed by the Group Companies, free and clear of all Liens at Closing.

6.15.                              Anti-bribery

None of the Company or any Subsidiaries or any directors, officers, agents, employees acting on behalf of the Company or any Subsidiaries has, directly or indirectly, paid, offered or promised to pay, or authorized to pay any monies or any other thing of value (including, but not limited to, contributions, payments, gifts or entertainment) to any government official or employee (including employees of government-owned or controlled entities), or any political party or candidate for political office or any person for the purpose of (i) influencing any act or decision of such person, (ii) inducing such person to do or omit to do any act in violation of the lawful duty of such person, or to use his, her or its influence with a Governmental Authority to affect or influence any act of decision of such Governmental Authority or (iii) assisting in obtaining or retaining business for or with, or directing business to, any Company or any Subsidiary. None of the officers, directors or employees of the Group Companies acting in such capacities has accepted or received any contributions, payments, gifts or expenditures in violation of applicable law or regulations.

The Company and each Subsidiary are and have been, within the earliest of (i) past three (3) years and (ii) the past period taking into any applicable statutes of limitation with respect to following laws and regulations, in compliance with all applicable laws and regulations relating to money laundering, currency transfers or other regulations concerning the transfer of monetary instruments anti-bribery or anti-corruption (including, but not limited to, UKBA/FCPA laws and regulations). There is no pending (or, to the Best of Seller’s Knowledge, threatened) audit, review, enforcement action or order regarding a violation or non-compliance of any such law or any other non-compliance with respect to corrupt practices, money laundering, unlawful trade or commerce, or unlawful technology transfer laws.

6.16.                              Material contracts

Folder 20.1 of the Data Room contains a true, correct and complete copy of all Material Contracts (including, as the case may be, any amendment, modification, waiver and consent in relation thereto) to which a Group Company is a party.

The Material Contracts are valid and enforceable and the Group has performed all material obligations arising out of such contracts and no written notice of termination has been received or given. The Data Room contains copies of each Material Contract. The Group Companies have performed all material obligations arising out of such Material Contracts. None of the Group Company has released or waived any material right under any such Material Contract other than in the ordinary course of business consistent with past practice and no other party to a such Material Contract has indicated or threatened in writing to terminate, accelerate, modify or cancel such Material Contract.

Exhibit 6.16 sets forth a true, correct and complete list of all Material Contracts set out under item 2 b) of the definition of Material Contracts in Article 1 of this Agreement.

The Seller has obtained, at the latest on the Closing Date, the written consent of the co-contractors parties to the Material Contracts listed in Exhibit 6.16 that are material to the operations of the Group Companies, that such co-contractors will not exercise any right they may have thereunder which could be triggered by the transactions contemplated herein.

6.17.                              Compliance

The Group has not infringed (i) any material applicable laws, ordinances, regulations

(including, but not limited to, principles or rules provided by any Tax Governmental Authority) or (ii) decrees, orders or authorisations addressed to the Group Companies. The Group Companies have not received any notice from any Governmental Authority asserting any failure to comply with any applicable laws or regulations.

6.18.                              Permits

Each Group Company validly holds all licences, permissions and authorisations and consents required for the conduct of its business, operation and activity (the “Permits”). Each Group Company carries out its activities in compliance in all material respects with the terms of such Permits.

The consummation of the transactions contemplated herein shall not entitle any Governmental Authority to withdraw, revoke or terminate any of the Permits required for the Group Companies to conduct their Business, operations and activities. To the Best of Seller’s Knowledge, there are no circumstances that may result in a withdrawal of any Permits which would entail a material adverse effect.

6.19.                              Conduct of business since December 31, 2015

Since December 31, 2015, and except as disclosed in Exhibit 6.19, none of the Group Companies has until the date hereof:

a)                                     operated and carried on its activities outside the ordinary course of business;

b)                                     adopted or proposed any change to its constitutional or corporate documents (including articles of association and internal regulations);

c)                                      increased or decreased its share capital, issued or sold any of its shares or other securities or any options, warrants or rights to acquire any of its shares or other securities;

d)                                     declared or paid a dividend or an interim dividend or any other kind of distribution or made any transfer of cash to the Seller or its Affiliates, to the exception of any transfer of cash between the Seller Group and the Group Companies in connection with treasury services rendered by the Seller Group to the Group Companies in the ordinary course of business;

e)                                      approved a winding-up, merger, split-up, contribution, sale of business or consolidation with any other person ; acquired, subscribed or sold shares, securities, material assets or any material interest in a company or effected any business combination, recapitalization or similar transaction;

f)                                       sold, assigned, licensed, leased transferred or otherwise disposed, created or incurred any Lien on any Intellectual Property Rights or assets or any off-balance sheet items;

g)                                      made any change in the accounting or tax principles policies and practices (except for those required by applicable laws) nor revalued any assets or write-off any debt nor made any change with respect to its annual accounting periods;

h)                                     entered into any joint-venture, partnership or other similar arrangement;

i)                                         other than in the ordinary course of business, borrowed any money or made any loan

(other than from or to another Group Company), or guarantee any indebtedness;

j)                                        paid, discharged, satisfied or settled any claim, liability or obligation other than in the ordinary course of business;

k)                                     other than in the ordinary course of business, entered into any Material Contract; accelerated, terminated, modified, cancelled or waived any material right with respect to any Material Contract;

l)                                         entered into or amended any agreement or arrangement with any of the Seller or its Affiliates;

m)                                 executed any contracts or entered into negotiations with any third party that materially inhibit or impair the consummation of the transactions contemplated under this Agreement;

n)                                     other than in the ordinary course of business, made any change to the terms of employment of any Key Employees and granted any increase in the remuneration paid or benefits granted; and/or

o)                                     agreed or committed to do any of the foregoing.

In addition, the Group Companies have actually expended between 1 January 2016 and the Closing Date an amount of capex consistent with the amount provided for in the quarterly FY16 capex plan as presented in the Data Room in document number 7.1.3.

6.20.                              Related third party transactions

Except as set forth in Exhibits 6.20 and 2.4, and subject to the Service Level Agreements, no member of the Seller Group nor any person connected with them is interested in any agreements, arrangements or commitments to which any of the Group Companies is a party. In particular, there are no outstanding:

a)                           loans made to the Group Companies by the Seller, its Affiliates or any person connected with them;

b)                           amounts owing to, or obligation as a debtor of, the Group Companies by the Seller, its Affiliates or any person connected with them;

c)                            claims by, or right as creditor held by, the Seller, its Affiliates or by any person connected with the Seller against the Group Companies;

d)                           guarantees in connection with the performance of any Group Company’s obligations granted by the Seller, its Affiliates or any person connected with them or guarantees granted by any Group Company as surety for any of the obligations of the Seller, its Affiliates or any person connected with them; and/or

e)                            interest in, or in connection with, any property or asset of a Group Company held by the Seller, its Affiliates or any person connected with them.

6.21.                              Effect of the Transaction

Except as set forth in Exhibit 6.21, none of the Group Companies has paid or is committed to pay any bonus or other form of exceptional compensation or incentive or any other payment to any employee, director or officer of any Group Company in relation with the preparation or consummation of the transactions contemplated herein.

7.                                               Representations and Warranties of Buyer

7.1.                                     General

Buyer hereby represents and warrants, subject to any limitations contained in this Agreement, that the statements set forth hereinafter in this Article 7 are true and accurate as at the date hereof and as at the Closing Date (except for such representations which are expressly made as of the date hereof or as of the Closing Date and are therefore made on such a date only).

Buyer does not make any representation (neither express nor tacit or by implication) other than the representations and warranties expressly made in Article 7 of this Agreement.

Seller acknowledges that, other than as expressly provided in this Agreement, Buyer has not made, and does not make, and Seller has not relied and does not rely on, any representation, express or implied, made by Buyer pertaining to the subject matter of this Agreement.

7.2.                                     Corporate matters

Buyer is duly incorporated, organised and validly existing under the laws of Luxembourg and has not entered into liquidation or administration.

7.3.                                     Authorisation of Agreement

Buyer is duly organized and validly incorporated under the laws of its jurisdiction.

Buyer has full power and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its.

No injunction issued by any court or Governmental Authority relating to Buyer in order to restrain or prohibit the consummation of this transaction contemplated by this Agreement is presently in effect, and no suit or action relating to Buyer is pending before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein.

7.4.                                     Consent

Except as set forth in Exhibit 6.3, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or permit from, any Governmental Authority or other third party is required to be obtained or made, or shall be required to be obtained or made on the Closing Date, in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated herein.

7.5.                                     No Bankruptcy

The Buyer is not in a state of insolvency or has sufficient assets to cover its debts and is not subject to any Bankruptcy Proceedings. The Buyer is not aware of any facts that would result in any such event occurring.

7.6.                                     No Conflict

The execution of this Agreement by the Buyer and the performance of its obligations hereunder do not conflict with, or constitute a breach of any law, organization document, agreement, or other obligations to which the Buyer is subject.

7.7.                                     Funds

Buyer has procured that at Closing it will have the necessary funds readily available to finance the transactions contemplated by this Agreement.

8.                                               Seller’s and Buyer’s Covenants

8.1.                                     Conduct of business between Signing Date and Closing Date

Unless otherwise provided in this Agreement, in particular the transactions set forth in Exhibit 2.4, at all times from the date of this Agreement to the Closing Date, Seller shall procure that the Group continues to operate its business in substantially the same manner as heretofore conducted and in material compliance with all applicable laws and regulations, consistent with past practices and policies.

Except to the extent prohibited by applicable law or specifically provided in this Agreement, the Seller undertakes that, between the Signing Date and the Closing Date, it shall cause the Group Companies to conduct their activities in the ordinary course of business and in compliance with all applicable laws and regulations consistent with the past practice during the 12 months prior to Signing Date and in a prudent and appropriate manner, unless and to the extent consented to in writing by the Buyer.

Without limiting the foregoing, unless and to the extent consented to by the Buyer in writing or provided hereunder, during the period between the Signing Date and the Closing Date, none of the Group Companies shall, and the Seller shall not permit any Group Companies to:

a)             adopt or propose any change to its constitutional or corporate documents (including articles of association and internal regulations);

b)             issue or sell any of its shares or other securities or any options, warrants or rights to acquire any of its shares or other securities;

c)              incorporate a new entity, merge or consolidate with any other person, acquire material assets from any other person or effect any business combination, recapitalization or similar transaction;

d)             create or incur any Lien on any Intellectual Property Rights or assets;

e)              pay, discharge or satisfy any claim, liability or obligation other than in the ordinary course of business;

f)               execute any contracts or enter into negotiations with any third party that would materially inhibit or impair the consummation of the transactions contemplated under this Agreement;

g)              make any change to the terms of employment of any senior officer of the Group Companies;

h)             hire any new Key Employee or terminate any employment agreement for a Key Employee ;

i)                 take any action set forth in paragraphs a) to o) of Article 6.19;

j)                conclude any collective agreement; and/or

k)             agree or commit to do any of the foregoing.

8.2.                                     Discharge of Directors

Without prejudice of the rights of the Buyer for indemnification provided for in Articles 8 and 9.1, immediately following Closing, but on the same date as the Closing Date, Buyer hereby undertakes to cause the relevant shareholders of the Company and the Subsidiaries to vote in favour of the full and complete discharge of the Resigning Directors.

Without prejudice of the rights of the Buyer for indemnification provided for in Articles 8 and 9.1, Buyer shall not make, or shall procure that the Company or the Subsidiaries shall not make, any claim against any directors and officers of the Group in connection with the transaction contemplated by this Agreement, unless such director or officer has acted wilfully or grossly negligently and save for criminal offence.

8.3.                                     Drafting of Closing memorandum

Seller shall, no later than ten (10) Business Days prior to the anticipated date of Closing, deliver to Buyer a draft of a closing memorandum which Seller and Buyer shall work and agree in good faith to finalize prior to Closing in view of preparing the consummation of the transactions contemplated under this Agreement.

8.4.                                     Insurance policies

The insurance policies of the Company and Subsidiaries, as the case may be, listed in Exhibit 8.4 expire on the Closing Date. Buyer undertakes and covenants to procure insurance coverage for the Business effective from the Closing Date. Seller is to be provided with proof of compliance of the foregoing obligation by way of submission of the relevant insurance policies on the Closing Date.

8.5.                                     Service Level Agreements

Except as set forth in this Agreement, all existing agreements between Seller or any of its Affiliates, on the one hand, and certain Group Companies, on the other hand, shall be terminated with effect as of Closing, on substantially the same terms as the draft attached hereto in Exhibit 8.5(i).

As soon as reasonably possible after the Signing Date, but in any event at the latest on the Closing Date, Seller on the one hand and certain of the Group Companies on the other hand shall enter into service level agreements relating to continuing services in substantially the same terms as the draft attached hereto in Exhibit 8.5(ii), e.g., lease of office space, use and sharing of IT-systems and equipment as well as certain human resources functions and general administrative services (herein “Service Level Agreements”), which will become effective as of Closing.

The Service Level Agreements provide for all the services used in or required or necessary to conduct and operate the Business of the Group Companies.

8.6.                                     Accreditations and authorizations (NEASC, IBHE, QAA)

As soon as practicably possible after the Signing Date, the Seller shall and shall procure that the Group Companies, with Buyer’s good faith cooperation, proceed with any step and take any required actions to inform and notify the NEASC, the IBHE and the QAA of the contemplated change of ownership of the Group Companies and provide these entities by the same date with full and complete information so that those entities are able to decide, where applicable, on the maintain of accreditations and authorizations of the Group Companies to conduct and operate their business.

Upon request of the Buyer, the Seller shall provide the Buyer with evidence that NEASC, IBHE and QAA have received a materially complete change of ownership application/submission, if required, with all information in relation thereto.

8.7.                                     QAA

As soon as practicably possible after the Signing Date, the Seller shall provide the Buyer with a written confirmation that the Quality Assurance Agency (“QAA”) has been notified of the contemplated indirect change in the ownership of GIHE UK Ltd prior to the routine review and inspection visit scheduled on 22 March 2016 and shall provide the Buyer with any evidence that the notification has been received by the QAA prior to that date.  Such written confirmation from the Seller shall include any response from the QAA in relation to the indirect change of ownership of GIHE UK Ltd and any follow-up actions required by QAA after the Closing Date.

The Seller shall also provide the Buyer with an additional note from the GIHE UK Ltd management team as soon as practicable after the review and inspection visit ; such note shall include the initial feedback from QAA and any significant outcomes requiring action or step to be performed.

8.8.                                     IBHE

Seller represents and warrants that it has received a written confirmation from the IBHE staff attached hereto as Exhibit 8.8 which states that the current approval of Les Roches Chicago LLC to operate and issue degrees will remain in effect following closing and pending IBHE’s final review of the change of ownership application.

Seller shall and shall procure that the Group Companies cooperate with the Buyer with a view to obtaining the IBHE approval as soon as possible and, to the extent feasible, prior to

Closing.

8.9.                                     Regularization of certain Intellectual Property Rights

As soon as reasonably possible after the Signing Date, but in any event prior to Closing, Seller shall use reasonable endeavors to ensure that the brand “Glion Hotel School Switzerland and Design” registered under number 823447189 in Brazil and under number 200207767 in Hong-Kong be filed for registration by the relevant Group Company in the European Union and Switzerland to benefit adequate and customary protection in these territories.

8.10.                              2015 Statutory Audited Financial Statements

(a)                       Seller shall provide Buyer with the audited statutory financial statements as at December 31, 2015 (consisting of balance sheets and profit and loss statements together with the notes and explanations and the audit reports by the auditor) as soon as practicably possible after the Signing Date and

a.              on the earlier of (i) May 31, 2015 and (ii) five (5) Business Days before the Closing Date,  with respect to Gesthôtel, Escuela, Haute École Spécialisée Les Roches-Gruyère SA, Glion Management Services Sàrl and GIHE Sàrl,

b.              on the earlier of (i) June 30, 2015 and (ii) five (5) Business Days before the Closing Date, with respect to GIHE UK Limited (the audited statutory financial statement referred to in a and b shall be the “2015 Statutory Audited Financial Statements”).

The Seller shall use its best efforts to provide the Buyer, as soon as practicably possible after the Signing Date, with audited statutory financial statements as at December 31, 2015 (consisting of balance sheets and profit and loss statements together with the notes and explanations and the audit reports by the auditor) of LEO, Laureate EC France SAS, Les Roches Jian Jiang International Hotel Management College, together with the notes and explanations and the audit reports by the auditor of each of these Group Companies. In the event the audited statutory financial statements referred to in this paragraph (b) are provided to the Buyer before the Closing Date, they shall be deemed included in the definition of the 2015 Statutory Audited Financial Statements for all purposes under this Agreement. In the event the audited statutory financial statements referred to in this paragraph (b) are not provided to the Buyer before the Closing Date, the Seller shall procure that they comply with the laws applicable to them and have been prepared according to the accounting principles, policies and practices consistently applied in the past 2 (two) financial years by each such Group Company.

8.11.                              Non-compete & non-solicitation

Seller and Buyer shall enter into a non-competition agreement as set forth in Exhibit 8.11(a) with a term of five (5) years as from the Closing Date, subject to applicable law, according to which Buyer and the Group Companies shall refrain from owning or operating a campus or providing educational programs in Australia, including offering any sort of credential or certificates; for the avoidance of doubt, Buyer and the Group Companies are authorized to recruit students in Australia for the Business of the Group Companies or organize exchange programs for students with Australian campuses.

Seller and Buyer shall enter into a non-competition agreement as set forth in Exhibit 8.11(b) with a term of five (5) years as from the Closing Date, subject to applicable law, according to which Seller shall not be allowed to engage in hospitality education in Switzerland, the United Kingdom and Spain (the “Restricted Countries”) by owning or operating a standalone hospitality brand or campus in the Restricted Countries; for the avoidance of doubt, (i) with respect to United-Kingdom and Spain, it shall not be a breach of this non-compete covenant by Seller or its Affiliates to offer hospitality education in connection with a multidisciplinary university or multidisciplinary higher education institution, or (ii) Seller and its Affiliates are authorized to recruit students in the Restricted Countries for any other business of Seller or its Affiliates than hospitality education.

In addition, the Seller further undertakes, either individually or acting in concert with any other persons, not to, directly or indirectly, approach, solicit, entice or induce for employment any of the Key Employees and agents of the Group nor attempt to convince such persons to terminate, by any means, its, his or her duties with the Group for a period of three (3) years as from the Closing Date. Should a Group Company terminate the duties of any Key Employee or agent within this three-year period, or should any Key Employee or agent approach Seller or any of its Affiliates within the same period without solicitation of Seller, Seller or its Affiliates shall be free to hire them without any indemnification to Buyer.

8.12.                              Agents

Neither Seller, its Affiliates, nor any Group Company shall terminate the agreements relating to recruiting agents prior to the sixth month anniversary of the Closing Date, or prevent such recruiting agents to work with any other Group Companies or with a member of the Seller Group.

8.13.                              Co-branded programs

At the latest on the Closing Date, the Seller or its Affiliates, on one hand, and the appropriate Group Companies, on the other hand, shall execute the agreements relating to co-branded programs as set forth in the templates in Exhibit 8.13.

8.14.                              Pre-Closing Reorganisation Transactions

The implementation of the Pre-Closing Reorganisation Transactions prior to the Closing Date shall be at no cost and with no liability (including, but not limited to, Tax liability) for the Buyer and the Group Companies. The Seller shall indemnify, as a reduction of the Purchase Price, the Buyer and the Group Companies for any loss incurred in connection with or arising from the Pre-Closing Reorganisation Transactions. Article 9.1.7. shall apply to any claim by Buyer under this Article 8.14.

8.15.                              Tax degrouping

Any Group Company exiting a Tax group as a consequence of either the Pre-Closing Reorganization Transactions or the Closing will enter into a Tax degrouping agreement in order for such Tax degrouping to be at no cost and with no liability (including, but not limited to, Tax liability) for the Buyer and the Group Companies. The Seller shall indemnify, as a reduction of the Purchase Price, the Buyer and the Group Companies for any loss incurred in connection with or arising from any Tax degrouping of the Group Companies. Article 9.1.7. shall apply to any claim by Buyer under this Article 8.15.

8.16.                              Preservation of records

The Buyer agrees that it will preserve and keep all books and records relating to the transactions contemplated under this Agreement and to the Group Companies in its possession or the possession of the Group Companies until the earliest of (i) the tenth (10th) anniversary of the Closing Date and (ii) the expiry of the applicable statutory period to retain records.

8.17.                              No use of the brand “Laureate”

Immediately after the Closing, Buyer shall cause the Company and the Subsidiaries to cease any use of the brand “Laureate”. For a period of six (6) months, Seller will tolerate the use of the brand “Laureate” in existing marketing materials, provided that the Group Companies specify, where practicable, that they are no longer part of the Laureate group.

Buyer shall cause Laureate EC France SAS and LEO to change legal name, so as to contain no reference to “Laureate” not later than three (3) months after the Closing Date.

8.18.                              No use of the brands “Glion” and “Les Roches”

Subject to Article 8.13, Seller shall and shall cause any of its Affiliated or related entities to cease any use of the brands “Glion” and “Les Roches” no later than six (6) months after the Closing Date.

8.19.                              Cooperation

Upon and after the Signing Date, Seller and Buyer shall each use their reasonable best endeavours to execute and deliver or procure to be done, executed and delivered all such further acts, deeds, documents, instruments of conveyance, assignment and transfer and actions (including meetings with the management of the Company and Subsidiaries) as may be reasonably necessary to implement the terms of this Agreement and to put control of the Company in the hands of Buyer. Upon request of Buyer, Seller shall further assist Buyer in relation to its efforts in view of the syndication of the acquisition financing.

After Closing, Seller and Buyer shall exchange information in order to allow the other Party to comply with the laws, rules, stock exchange regulations, or other similar standards applicable to them and to their Affiliates.

9.                                               Remedies

9.1.                                     Remedies of Buyer

9.1.1                              Principle

In the event of any breach of any of Seller’s Representations and Warranties contained in Article 6 of this Agreement, Seller shall be liable for putting Buyer or, at the election of Buyer, any Group Company, into the same position that it or they would have been in if the Seller’s Representations and Warranties in Article 6 had been correct or had not been breached, or, at the election of Buyer, to pay to them damages (including but not limited to reasonable costs, out of pocket expenses and advisers’ fees) pursuant to this Article 9.1.

The amount due by the Seller pursuant to and as determined under this Article 9.1 (a “Refund”) shall be deemed to constitute a reduction of the Purchase Price.

9.1.2                              Indemnification Notice and litigation

a)                         Timely Indemnification Notice

Within thirty (30) Business Days from the date on which Buyer has both (i) knowledge in reasonable detail of a breach of Representations and Warranties contained in Article 6 in respect of which the Seller may be liable under Article 9.1.1 of this Agreement and (ii) been able to assess the extent of its indemnification claims, Buyer shall give notice thereof (an “Indemnification Notice”) to Seller, such notice describing in reasonable detail (when such is possible at the time of the claim) the circumstances of the breach and the extent of the indemnification claimed by Buyer.

The Buyer’s failure to give proper and timely Indemnification Notice shall not relieve Seller entirely from its indemnification obligations under this Article 9.1 in relation to such breach, and shall not reduce the amount of the damage to be indemnified by the Seller, except to the sole extent that such failure results in an increase of such damage and only within the limit of the amount of such increase.

b)                         Right to cure / term to commence litigation

Within thirty (30) Business Days of receipt of an Indemnification Notice, Seller shall at Buyer’s own election either (i) pay to Buyer or the Group Companies, at Buyer’s option (as set forth in such Indemnification Notice) the amount specified in such Indemnification Notice or (ii) put Buyer or the Group Companies in the same position as it would be in if the Representation or Warranty had not been breached by providing restitution in kind or by other means of cure (“Right to Cure”), provided that, in the event that Seller does not cure the breach in reasonably timely manner Buyer will have claims for damages, or (iii) deliver a notice of disagreement.

9.1.3                              Limitations in time

Remedies provided under this Article 9.1 for breaches of Representations and Warranties made by Seller under the following Articles shall expire as follows:

(a)                       on the tenth anniversary of Closing Date for breaches of Representations and

Warranties under Article 6.6.2 (Ownership) ;

(b)                       three months after the expiry of the applicable statute of limitations for breaches of Representations and Warranties under Articles 6.10 (Taxes) and 6.15 (Anti-bribery) ; and

(c)                        eighteen (18) months after the Closing Date for breaches of Representations and Warranties under any other Articles of Article 6.

Provided, however, that Buyer shall not be excluded from bringing a claim under Article 9.1 of this Agreement after such dates, if the Indemnification Notice has been made pursuant to Article 9.1.2 of this Agreement before such date, it being specified that limitations provided for under Article 9.1.2(b) of this Agreement shall also apply to such claim.

For the avoidance of doubt, Articles 201 and 210 CO shall not be applicable. The indemnification provisions set forth in this Article 9.1 for breaches of Representations and Warranties made by Seller under Article 6 are in lieu of, and not in addition to, the remedies provided by applicable statutory law.

9.1.4                              Limitations on the amount

Seller shall not be liable to Buyer for any claims for damages asserted by Buyer against Seller for breaches of Representations and Warranties made by Seller under Article 6 unless the amount of liability against Seller, on an aggregate basis, exceeds CHF 2,000,000 (the “Threshold Amount”). It is agreed that, for claims to be counted against the Threshold Amount, each such claim must, on a stand-alone basis, exceed the amount of CHF 100,000 (the “De Minimis Amount”); it being understood that for the purpose of calculation of the De Minimis Amount, a series of claims shall be regarded as one claim, if such claims are based on substantially the same factual circumstances.

Seller’s liability under this Agreement for a breach of the Representations or Warranties made by the Seller set forth in Article 6 shall, in the aggregate, in no event exceed fifteen percent (15%) of the Purchase Price (the “Cap”).

The limitations on the amount shall not apply in case of any breach of the Representations and Warranties set forth in Article 6.6.2 (Ownership).

9.1.5                              Limitations

The rights of Buyer to claim indemnification under this Article 9.1 against Seller in respect of any breach of the Seller’s Representations and Warranties under Article 6, other than those made under Article 6.10 (Taxes), shall be excluded or limited to the extent that the underlying facts, circumstances or events forming the basis of such indemnification claim (i) were disclosed in this Agreement or its Exhibits (including the Pre-Closing Reorganization Transactions), or (ii) were Fairly Disclosed to Buyer in the Disclosure Documents.

9.1.6                              Other limitations

All other remedies with respect to a breach of the Representations and Warranties set forth in Article 6, including but not limited to, the right to rescind this Agreement following Closing, shall not apply and are hereby explicitly waived and excluded to the greatest extent permissible under applicable law. In particular, and without limitation to the foregoing, the Parties hereby expressly waive the right of contract rescission and or purchase price reduction under Articles 205 and 24 CO.

Furthermore, Seller’s liability under this Article 9.1 shall be reduced by/if:

a)                         any amount the damages suffered by Buyer or the Group Companies and giving raise to the claim has been recovered from an insurance provider under an insurance policy of Buyer or the Group in existence as of the Closing Date or from any other third party, up to the amount actually recovered;

b)                         any amount actually recovered by the Buyer with respect to the same facts or circumstances from Seller pursuant to another provision of the Agreement, in particular pursuant to Article 2.6 in the event the damage has been taken into account in the calculation of the Purchase Price;

c)                          that, if any amount is paid by Seller to Buyer pursuant to Article 9 in respect of any breach of Representation or Warranty, Buyer later recovers in respect of such matter any amount which, when added to the indemnification payment received pursuant to this Article 9, exceeds the amount of the damage or loss, up to such amount in excess;

d)                         Buyer has not used reasonable best efforts to mitigate the damages claimed by it and the Buyer’s omission resulted in an increase of such damages, to the sole extent that such failure results in an increase of such damages and only within the limit of the amount of such increase;

e)                          the matter to which the indemnification claim relate has been taken into account or a specific provision, reserve or valuation allowance directed to the claim has been or is made or included in the Purchase Price, up to the amount taken into account in the Purchase Price;

f)                           such liability results solely from or is attributable to an act, omission, transaction, change of past practice or arrangement of Buyer or, after Closing, of the Group Companies unless such act, omission, transaction, change of past practice or arrangement is made in order to comply with applicable laws or regulations;

g)                          the indemnification claim results solely from any change in the accounting or taxation policy of Buyer or the Group introduced or having effect after the Closing Date; or

h)                         the indemnification claim results solely from any change of laws or regulations subsequent to the Closing Date;

it being specified that any amount recovered pursuant to paragraphs a), b) or c) above shall be computed after deduction of all reasonable costs and expenses incurred by Buyer or the Group Companies for such recovery and any Taxes payable in connection therewith.

9.1.7                              Third party claims

In case of any claim brought or threatened by a third party, including, but not limited to, claims brought by Tax or other Governmental Authorities, against Buyer or any companies of the Group, which may qualify as a breach of a Representation or Warranty made by Seller under Article 6 and which has given rise to an Indemnification Notice by Buyer made in accordance with Article 9.1.2 (a “Third Party Claim”), the Seller shall have the right, at its option which shall be exercised in writing within fifteen (15) Business Days of the receipt of the Indemnification Notice, and at its own expense, to take the control of the defense, negotiation and settlement of such Third Party Claim, unless the amount to be indemnified to the Buyer for such Third Party Claim exceeds the Cap (in such event the Buyer shall take the exclusive control of the defense of the Third Party Claim and, by doing so, does not forfeit its right to receive indemnification from Seller under this Article 9.1).

If the Seller decides to defend or settle a Third Party Claim, it shall keep the Buyer informed and shall consult with it and its advisors with respect thereto and shall act reasonably and in good faith taking into account reasonable comments from the Buyer. The Buyer shall in such case cause the Group Companies to execute all necessary documents to enable the Seller to act on their behalf and to cooperate with the Seller by (i) giving it and its designees reasonable access, at normal office hours and without disturbing the business and operations of the Group Companies, to all relevant records (provided such information shall be treated as strictly confidential in accordance with Article 10.1 and used solely for the defence of the Third Party Claim) and (ii) designating such legal counsel to defend them as the Seller shall indicate. The conduct of the defense of a Third Party Claim by the Seller shall be deemed to constitute an admission of liability to pay a Refund to the Buyer in respect of any loss resulting from such Third Party Claim.

If the Seller decides not to defend or settle a Third Party Claim, the Buyer shall defend or otherwise deal with any such Third Party Claim in the best interests of the relevant Group Company and as if the Buyer was not entitled to the payment provided for herein. Furthermore, the Buyer will act reasonably and in its good faith judgment. In such case, the Buyer shall keep the Seller informed of the progress of the Third Party Claim and its defense, and shall with reasonable promptness provide the Seller with copies of all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying claim. The Seller shall have the right to be consulted in respect of such Third Party Claim and to participate at its own expense and with counsel of its choice in the defense thereof and the Buyer shall afford the Seller and its counsel the opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense of the Third Party Claim. Buyer shall not and shall procure that the Group Companies shall not settle any such claims without the prior written consent of Seller which shall not be unreasonably withheld or delayed.

9.1.8                              Payment

If the Seller and the Buyer have agreed on a Claim, the Refund related to such Claim shall be paid by the Seller to the Buyer:

a)                           within ten (10) Business Days from the date of such agreement, or

b)                           if the Claim results from a Third Party Claim, within twenty (20) Business Days following receipt by the Seller, as applicable, of a notice sent by the Buyer evidencing that a final conclusive judgment, which cannot be appealed against or which contained immediate enforcement provisions, has been obtained or a final conclusive settlement, which cannot be appealed against, has been executed, in respect of such Third Party Claim.

In the event of a disagreement between the Seller and the Buyer in connection with a Claim or the amount of a Refund, the dispute may be settled in accordance with the provisions of Article 11.2.

9.1.9                              Miscellaneous

For indemnification to be paid after Closing, Buyer shall have the right to direct Seller to pay any amount directly to one or more of the Group Companies.

All sums payable in relation to an indemnification claim under this Article 9.1 shall be (i) reduced by any Tax saving actually obtained by the indemnified Group Company by deducting for Tax purposes any amount with respect to such claim and (ii) increased by any Tax cost actually suffered by the indemnified Group Company by adding for Tax purposes any amount with respect to such claim.

The Seller hereby expressly acknowledges that none of the limitations contained in Article 9.1 shall apply to and limit in any manner any claim that arises as a result of fraud or willful misconduct by the Seller, its Affiliates and the Group Companies prior to Closing Date.

9.2.                                     Remedies of Seller

The provisions of Article 9.1 - except as for Articles 9.1.4 and 9.1.7 - shall apply mutatis mutandis with respect to any misrepresentation or breach of representation or warranty by Buyer under Article 7 of this Agreement.

10.                                        Miscellaneous

10.1.                              Confidentiality

Each Party hereto will hold, and will use its best efforts to cause its subsidiaries, and their respective representatives and advisers to hold, in strict confidence from any person (other than its Affiliates or their representatives or advisers), (i) unless compelled to disclose by judicial or administrative process or by other requirements of law or regulations, including without limitation stock exchange listing rules and rules of educational accreditation bodies, or (ii) unless disclosed in an action or proceeding brought by a Party hereto in pursuit of its rights or in the exercise of its remedies hereunder, all documents and information concerning the other Party or any of its Affiliates furnished to it by such Party or its representatives and advisers in connection with this Agreement or the transactions contemplated hereby, including the existence of this Agreement, or (iii) to the financial providers of each of the Parties, except to the extent that such documents or information can be shown to have been:

a)                         previously known by the Party receiving such documents or information;

b)                         in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party; or

c)                          later acquired by the receiving Party from another source if the receiving Party is not aware that such source is under an obligation to another Party hereto to keep such documents and information confidential.

In the event the transactions contemplated hereby are not consummated, upon the request of the other Party, each Party hereto will, and will cause its subsidiaries and their respective representatives and advisers to, promptly (and in no event later than five (5) Business Days after such request) return or cause to be returned all copies of documents and information furnished by the other Party in connection with this Agreement or the transactions contemplated hereby, it being specified that such Party may retain any documentation strictly necessary to comply with its statutory or regulatory obligations.

10.2.                              Public Announcements

Subject to mandatory publications required by stock exchange regulations or other laws, the employees and the business associates of the Parties as well as the public shall be informed in an appropriate manner and on a date mutually agreed upon with respect to the transactions contemplated herein. However, no information shall be made regarding the transactions contemplated herein or any terms hereof except as mutually agreed in writing by the Parties.

10.3.                              Notices

All notices and other communications under this Agreement shall be made in writing in English and shall be delivered by (i) hand delivery against receipt signed and dated by the addressee, (ii) registered mail return receipt requested, or (iii) by email with a confirmation copy sent within twenty-four (24) hours after transmission by registered air mail return receipt requested, and shall be addressed to the other Parties at the respective address set forth below. Notice given pursuant to paragraph (i) and (ii) above shall be deemed effectively given when received and notices given pursuant to paragraph (iii) above shall be deemed effectively given on the Business Day following the date of the sending of the email.

If to Seller:

Laureate Education Inc.

Attn: Robert W. Zentz, General Counsel and Senior Vice President

650 S. Exeter Street

Baltimore, Maryland 21201

United States of America

Email: Robert.Zentz@laureate.net

with copy to:

Lenz & Staehelin

Attn: Andreas Rötheli

Route de Chêne 30

1211 Geneva 17

Swizerland

Email: Andreas.Roetheli@LenzStaehelin.com

If to Buyer:

Graduate S.A.

Attn: The Board of Directors of Graduate S.A.

25, rue Philippe II

L-2340 Luxembourg

Grand Duchy of Luxembourg,

Email: esl@pt.lu

Tél.: +352 26 73 201

Fax: +352 26 20 06 87

with copy to:

Benjamin Kanovitch

Bredin Prat

53 Quai d’Orsay

75007 Paris

Email: bk@bredinprat.com

Each Party may at any time change its address by giving notice to the other Party in the manner described above.

10.4.                              Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered as a waiver of such provisions or rights or in any way to affect the validity of this Agreement. The waiver of any breach of agreement by any Party hereto shall not operate to be construed as a waiver of any other prior or subsequent breach.

10.5.                              Entire Agreement / incorporation by reference / amendment

This contract embodies the entire Agreement between the Parties hereto and supersedes all prior agreements, negotiations, offers and undertaking of the Parties with respect to the transactions contemplated herein including the confidentiality agreement entered into by Buyer and Seller on 5 January 2016 (Exhibit 10.5). There have been and are no arrangements or warranties between the Parties other than those set forth or provided for herein. All Exhibits to this Agreement as well as all documents delivered as part hereof or incident hereto, are incorporated as part of this Agreement by reference.

This Agreement may be amended only in writing through a document duly signed by Buyer and Seller.

10.6.                              Severability

If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be revised by the Parties in good faith in order to achieve the intent of the Parties to this Agreement to the fullest extent legally possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible.

10.7.                              No assignment — authorized substitution

Except as specifically provided in this Agreement, neither this Agreement nor any rights or obligations there under shall be assigned by any Party without the prior written consent of the other Party.

Notwithstanding the foregoing, the Buyer shall be authorized, at any time prior to the date on which the application to NEASC is made, to substitute for itself in, and to assign and transfer, any and all rights and obligations provided in this Agreement, to one of its Affiliates (the “Substituted Buyer”) provided that, the Buyer notifies the Seller of such substitution or assignment at least ten (10) Business Days prior to such date and confirms in such notice that it will remain jointly and severally liable, with effect from the substitution date, with the Substituted Buyer for the performance by the latter of the Buyer’s obligations under this Agreement.

The Buyer may grant as guarantee of its obligations under the acquisition financing agreement the benefit of all or some provisions of this Agreement by any means whatsoever (including by way of pledge or assignment of receivables).

The Buyer may further delegate the Seller to the banks that are parties to the acquisition financing agreement for the payment of any amount due by the Buyer to such banks under the acquisition financing agreement with regard only to any amounts which may be due by the Seller to the Buyer under this Agreement.

The representations and warranties made by the Seller in this Agreement shall not be affected by any merger, split-up, contribution, sale of business or consolidation or any restructuring transactions involving the Buyer and the Group Companies after the Closing Date.

10.8.                              Interest

If a Party defaults in the payment when due of any sum payable under this Agreement, such liability of such Party shall be increased to include Interest on that sum from the date when the payment is due until the date of actual payment (whether before or after a judgment).

10.9.                              No set-off

Neither Seller nor Buyer shall have any right to exercise any right of set-off in respect of any payment obligations under this Agreement.

10.10.                       Advisers’ fees and expenses

Except as expressly provided otherwise herein, each Party shall bear its own costs and expenses (including advisory and legal fees) incurred in the negotiation, preparation and completion of this Agreement.

10.11.                       Taxes

Except as set forth otherwise herein, each Party shall bear all Taxes incurred by it in connection with the transactions contemplated under this Agreement and for which each

Party is statutorily liable.

11.                                        Governing law / arbitration

11.1.                              Governing law

This Agreement shall be governed by and construed in accordance with the laws of Switzerland without regard to the conflict of law rules.

11.2.                              Arbitration

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be resolved and finally settled by arbitration in accordance with the rules of Arbitration of the International Chamber of Commerce in force on the date when the notice of arbitration is submitted in accordance with these rules. The number of arbitrators shall be three and the arbitrators shall be appointed in accordance with those arbitration rules. The seat of arbitration shall be Geneva, Switzerland. The arbitral proceedings shall be conducted in English.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

Laureate International B.V.

/s/ Robert W. Zentz
Robert W. Zentz
Managing Director

Graduate S.A.

/s/ Laurent Guérineau	/s/ Christophe Aubut
Name: Laurent Guérineau	Name: Christophe Aubut
Title: Director	Title: Director